Exhibit 23.3

March 6, 2024

Wing Yip Food Holdings Group Limited

No.9, Guanxian North Rd.

Huangpu Town, Zhongshan City

Guangdong, China 528429

Dear Sirs/Madams,

We, Jincheng Tongda & Neal Law Firm, are qualified lawyers of mainland China, and are acting as the mainland China counsel to Wing Yip Food Holdings Group Limited (the “Company”), a company incorporated under the laws of Hong Kong, in connection with (a) the proposed initial public offering (the “Offering”) of the American depositary shares (the “ADSs”), representing ordinary shares of the Company, as set forth in its registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (b) the proposed listing and trading of the Company’s ADSs on the Nasdaq Capital Market.

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm